CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
DAIS ANALYTIC CORPORATION

Under Section 805 of the Business Corporation Law

FIRST:	The name of the corporation is Dais Analytic Corporation (the "Company"), and the Company was formed under the name The Dais Corporation.

SECOND:	The Certificate of Incorporation of the Company was filed with the Department of State of the State of New York on April 8, 1993.

THIRD:	The Certificate of Incorporation of the Company, as previously amended, is hereby further amended as follows:

(1)	Article FOURTH is hereby amended to effect an increase in the authorized capital from 20,000,000 shares with a par value of $.01 per share, all of one class, to 30,000,000 shares, of which 20,000,000 shall be designated as Common Stock, par value $.01 per share, and 10,000,000 shall be designated as Preferred Stock, par value $.01 per share, and to grant the Board of Directors the authority to issue some or all of the shares of Preferred Stock with such right, designations and preferences as determined by the Board. There is no change in the number or par value of issued shares in connection therewith. Accordingly, Article FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is 30,000,000 shares, of which 20,000,000 shares, par value $.01 per share, shall be designated as “Common Stock” and 10,000,000 shares, par value $.01 per share shall be designated as “Preferred Stock.”
The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Article, at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more classes or series, of any number of shares of Preferred Stock, and by filing a certificate of amendment pursuant to Section 805 of the New York Business Corporation Law to establish the number of shares to be included in each class or class or series of Preferred Stock and to fix the powers, designations, preferences, relative rights, qualifications and restrictions thereof. The authority of the Board of Directors with respect to each class or class or series of Preferred Stock shall include, but not be limited to, a determination of the following:

(i)	The number of shares of Preferred Stock constituting that class or series and the distinctive designation of that class or series;

(ii)	The dividend rate on the shares of Preferred Stock of that class or series, whether dividends shall be cumulative, and if so from which date or dates, and whether they shall be payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other class or series of the capital stock of the Corporation;

(iii)	Whether that class or series shall have any voting rights in addition to those provided by law, and if so, the terms of such additional voting rights;

(iv)	Whether that class or series shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that class or series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all of the shares are to be redeemed, the date or dates upon or after which they shall be redeemable and the type and amount of consideration payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	Whether that class or series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and if so, the terms and amount of such sinking fund;

(vii)	The right of shares of that class or series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such class or series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase or redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

(viii)	The rights of the shares of that class or series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation and whether such rights shall be in preference to, or it another relation to, the comparable rights or any other class or classes or class or series of capital stock; and

(ix)	Any other relative, participating, optional or other special rights, qualifications, limitations, or restrictions of that series.”

(2)	Article SIXTH of the Certificate, concerning the personal liability of directors of the company for damages for breach of their duty as directors, is hereby amended in order to clarify the scope and application of such provision. Accordingly, Article SIXTH is hereby amended to read in its entirety as follows:

“SIXTH. No director of the Corporation shall be liable to the Corporation or any of its shareholders for damages (as defined in the next sentence) for any breach of duty as a director, except for liability for acts or omissions if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of the State of New York. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, exercise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article SIXTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article SIXTH, and neither the amendment or repeal of this Article SIXTH, nor the adoption of any provisions of this Certificate of incorporation inconsistent with this Article SIXTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article SIXTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.”

(3)	A new Article EIGHTH providing for indemnification of directors, officers and employees of the Company, and certain other persons performing services on behalf of the Company, is hereby added to the Certificate, which Article shall read in its entirety as follows:

"EIGHTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including reasonable counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure, to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise."

FOURTH. Each of the amendments to the certificate of incorporation set forth above was authorized by the unanimous written consent of the board of directors, followed by a vote of the majority of all of the outstanding shares entitled to vote thereon at a duly convened meeting of shareholders at which a quorum was present.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 25th day of September, 2000.

DAIS ANALYTIC CORPORATION

By:	/s/ Patricia K. Tangredi
Patricia K. Tangredi
Title: Secretary